As Filed With the Securities and Exchange Commission on March 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	84-0518115
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

23 Inverness Way East, Suite 150

Englewood, Colorado 80112

(Address of Principal Executive Offices, including Zip Code)

Allied Motion Technologies Inc. 2007 Stock Incentive Plan, as amended

(Full Title of the Plan)

Richard S. Warzala, Chief Executive Officer

Allied Motion Technologies Inc.

23 Inverness Way East, Suite 150

Englewood, Colorado 80112

(Name and Address of Agent for Service)

(303) 799-8520

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael C. Donlon, Esq.

Jaeckle Fleischmann & Mugel, LLP

200 Delaware Avenue, Suite 900

Buffalo, New York  14202

(716) 856-0600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share	900,000	$6.87	$6,183,000	$843.36

(1)                                 This Registration Statement registers the issuance of an additional 900,000 shares of the registrant’s common stock (“Common Stock”), which are issuable under the Allied Motion Technologies Inc. 2007 Stock Incentive Plan (the “Plan”). The Plan authorizes the issuance of a maximum of 1,800,000 shares of Common Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration that would increase the number of outstanding shares of Common Stock.

(2)                                 Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act by averaging the high and low sales prices of the registrant’s Common Stock as reported on March 13, 2013.

REGISTRATION OF ADDITIONAL SECURITIES

Allied Motion Technologies Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) registration statements on Form S-8 (File Nos. 333-149279 and 333-170563) relating to shares of the Company’s common stock, no par value per share (“Common Stock”) to be offered and sold under the Allied Motion Technologies Inc. 2007 Stock Incentive Plan, as amended (the “Plan”).  The content of such prior registration statements are incorporated by reference in this registration statement.  The Company is hereby registering an additional 900,000 shares of Common Stock issuable under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents filed by it with the SEC:

•                                          Our annual report on Form 10-K for the year ended December 31, 2012.

•                                          The description of our Common Stock contained in our registration statement on Form 8-A, filed on June 27, 1989 and all amendments and reports updating that description.

In addition, all documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.           Exhibits.

See Index to Exhibits below.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 19, 2013.

ALLIED MOTION TECHNOLOGIES INC.

By	/s/ Richard S. Warzala
Richard S. Warzala
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Richard S. Warzala or Robert P. Maida his/her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities and as of March 19, 2013.

Signature	Title

/s/ Richard D. Smith	Director and Executive Chairman of the Board
Richard D. Smith

/s/ Richard S. Warzala	Director, Chief Executive Officer
Richard S. Warzala

/s/ Robert P. Maida	Chief Financial Officer
Robert P. Maida

/s/ Joseph W. Bagan	Director
Joseph W. Bagan

/s/ Richard D. Federico	Director
Richard D. Federico

/s/ S.R. (Rollie) Heath, Jr.	Director
S.R. (Rollie) Heath, Jr.

/s/ Delwin D. Hock	Director
Delwin D. Hock

/s/ Gerald J. (Bud) Laber	Director
Gerald J. (Bud) Laber

/s/ William P. Montague	Director
William P. Montague

/s/ Michel M. Robert	Director
Michel M. Robert

INDEX TO EXHIBITS

Exhibit Number	Description

5	Opinion of Jaeckle Fleischmann & Mugel, LLP as to the legality of the securities being registered (filed herewith).

10	Allied Motion Technologies Inc. 2007 Stock Incentive Plan, as amended (filed herewith).

23.1	Consent of EKS&H LLLP (filed herewith).

23.2	Consent of Jaeckle Fleischmann & Mugel, LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page).